Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of July 14, 2021, by and among Reinvent Sponsor Y LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with Sponsor Holdco, the “Sponsor Parties”), the Persons set forth on Schedule II hereto (each, a “Sponsor Independent Director”), Reinvent Technology Partners Y, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing ) (“Acquiror”), and Aurora Innovation, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, (i) the Sponsor Parties and the Sponsor Independent Directors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 24,407,500 Acquiror Ordinary Shares and 8,900,000 Acquiror Private Placement Warrants in the aggregate as set forth on Schedule I and Schedule II attached hereto, (ii) such shares and warrants are the only equity of the Company held by the Sponsor Parties and the Sponsor Independent Directors and (iii) the Sponsor Parties and the Sponsor Independent Directors are the only holders of Acquiror Class B Ordinary Shares and Acquiror Private Placement Warrants other than those 30,000 Acquiror Class B Ordinary Share held by a non-party to this Agreement member of the Board of Directors of Acquiror;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1    Binding Effect of Merger Agreement. Each Sponsor Party and each Sponsor Independent Director, as applicable, hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Party and each Sponsor Independent Director, as applicable, shall be bound by and comply with Sections 7.4 (No Solicitation by

Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor Party or Sponsor Independent Director, as applicable, was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2    No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor Party and each Sponsor Independent Director, as applicable, shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable,, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3    New Shares. In the event that (a) any Acquiror Ordinary Shares, Acquiror Private Placement Warrants or other equity securities of Acquiror are issued to a Sponsor Party or Sponsor Independent Director after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Ordinary Shares or Acquiror Private Placement Warrants of, on or affecting the Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable or otherwise, (b) a Sponsor Party or Sponsor Independent Director purchases or otherwise acquires beneficial ownership of any Acquiror Ordinary Shares, Acquiror Private Placement Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) a Sponsor Party or Sponsor Independent Director acquires the right to vote or share in the voting of any Acquiror Ordinary Shares or other equity securities of Acquiror after the date of this Agreement (such Acquiror Ordinary Shares, Acquiror Private Placement Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party or Sponsor Independent Director, as applicable shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Ordinary Shares or Acquiror Private Placement Warrants owned by such Sponsor Party or Sponsor Independent Director, as applicable as of the date hereof.

Section 1.4    Closing Date Deliverables. On the Closing Date, the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco, certain former stockholders of the Company, the Director Holders (as defined therein) and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5    Certain Agreements of Sponsor Parties and the Sponsor Independent Directors.

(a)    At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor Party and each Sponsor Independent Director shall (i) appear at each such meeting or otherwise cause all of its Acquiror Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Ordinary Shares:

(i)    in favor of each Transaction Proposal;

(ii)    against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii)    against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv)    against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(v)    against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor Party and each Sponsor Independent Director hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)    Each Sponsor Party and each Sponsor Independent Director shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of March 15, 2021, by and among the Sponsor Parties, the Sponsor Independent Directors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsor Parties and the Sponsor Independent Directors pursuant to Section 1 therein to not redeem any Acquiror Ordinary Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)    During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor Party and each Sponsor Independent Director shall not modify or amend any Contract between or among such Sponsor Party or Sponsor Independent Director, as applicable, anyone related by blood, marriage or adoption to such Sponsor Party or Sponsor Independent Director, as applicable, or any Affiliate of such Sponsor Party or Sponsor Independent Director, as applicable (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6    Further Assurances. Each Sponsor Party and each Sponsor Independent Director shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7    No Inconsistent Agreement. Each Sponsor Party and each Sponsor Independent Director hereby represents and covenants that such Sponsor Party or Sponsor Independent Director, as applicable, has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s or Sponsor Independent Director’s, as applicable, obligations hereunder.

Section 1.8    Waiver of Anti-Dilution Provision. Each Sponsor Party and each Sponsor Independent Director hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns and any other holder of Acquiror Class B Ordinary Shares), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 17.3 of the Articles to have the Acquiror Class B Ordinary Shares convert to Acquiror Class A Ordinary Shares at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of Acquiror Ordinary

Shares. The waiver specified in this Section 1.8 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any Acquiror Class A Ordinary Shares or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Sponsor Parties and the Sponsor Independent Directors. Each Sponsor Party and each Sponsor Independent Director represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party or Sponsor Independent Director) as follows:

(a)    Organization; Due Authorization. If such Sponsor Party or Sponsor Independent Director, as applicable, is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s or Sponsor Independent Director’s, as applicable, corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party or Sponsor Independent Director, as applicable,. If such Sponsor Party or Sponsor Independent Director, as applicable, is an individual, such Sponsor Party or Sponsor Independent Director, as applicable, has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor Party or Sponsor Independent Director, as applicable, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party or Sponsor Independent Director, as applicable, enforceable against such Sponsor Party or Sponsor Independent Director, as applicable, in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Sponsor Party or Sponsor Independent Director, as applicable.

(b)    Ownership. Such Sponsor Party or Sponsor Independent Director, as applicable, is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares and Acquiror Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Ordinary Shares or Acquiror Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Ordinary Shares or Acquiror Private Placement Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares and Acquiror Private Placement Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor Party or Sponsor Independent Director, as applicable, on the date of this Agreement, and none of such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares or Acquiror Private Placement Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Ordinary Shares or Acquiror Private Placement Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Private Placement Warrants, such Sponsor Party or Sponsor Independent Director, as applicable, does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)    No Conflicts. The execution and delivery of this Agreement by such Sponsor Party or Sponsor Independent Director, as applicable, does not, and the performance by such Sponsor Party or Sponsor Independent Director, as applicable, of his, her or its obligations hereunder will not, (i) if such Sponsor Party or Sponsor Independent Director, as applicable, is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or Sponsor Independent Director, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or Sponsor Independent Director, as applicable, or such Sponsor Party’s or Sponsor Independent Director’s, as applicable, Acquiror Ordinary Shares or Acquiror Private Placement Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party or Sponsor Independent Director, as applicable, of its, his or her obligations under this Agreement.

(d)    Litigation. There are no Actions pending against such Sponsor Party or Sponsor Independent Director, as applicable, or to the knowledge of such Sponsor Party or Sponsor Independent Director, as applicable, threatened against such Sponsor Party or Sponsor Independent Director, as applicable, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party or Sponsor Independent Director, as applicable, of its, his or her obligations under this Agreement.

(e)    Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor Party or Sponsor Independent Director, as applicable, for which Acquiror or any of its Affiliates may become liable.

(f)    Affiliate Arrangements. Except as set forth on Schedule III attached hereto, neither such Sponsor Party or Sponsor Independent Director, as applicable, nor any anyone related by blood, marriage or adoption to such Sponsor Party or Sponsor Independent Director, as applicable, or, to the knowledge of such Sponsor Party or Sponsor Independent Director, as applicable, any Person in which such Sponsor Party or Sponsor Independent Director, as applicable, has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g)    Acknowledgment. Such Sponsor Party or Sponsor Independent Director, as applicable, understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor Party’s or Sponsor Independent Director’s, as applicable, execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1    Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of Sponsor Holdco, Acquiror, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5    Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6    Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8    Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attention:        Secretary

Email:              contact@reinventtechnologypartners.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

Christopher M. Barlow

Email:              howard.ellin@skadden.com

christopher.barlow@skadden.com

If to the Company:

Aurora Innovation, Inc.

280 N. Bernardo Ave.

Mountain View, CA 94043

Attention:        Legal

Email:              legal#@aurora.tech

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:        Damien Weiss

Ethan Lutske

Email:              dweiss@wsgr.com

elutske@wsgr.com

If to a Sponsor Party or Sponsor Independent Director:

To such Sponsor Party’s or Sponsor Independent Director’s, as applicable,

address set forth in Schedule I or Schedule II

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

Christopher M. Barlow

Email:              howard.ellin@skadden.com

christopher.barlow@skadden.com

Section 3.9    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10    Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor Parties, the Sponsor Independent Directors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR PARTIES:

REINVENT SPONSOR Y LLC

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: Manager

/s/ Reid Hoffman
Name:	Reid Hoffman

/s/ Mark Pincus
Name:	Mark Pincus

/s/ Michael Thompson
Name:	Michael Thompson

/s/ David Cohen
Name:	David Cohen

[Signature Page to Sponsor Support Agreement]/s/

SPONSOR INDEPENDENT DIRECTORS:

/s/ Katharina Borchert
Name:	Katharina Borchert

/s/ Colleen McCreary
Name:	Colleen McCreary

/s/ Anne-Marie Slaughter
Name:	Anne-Marie Slaughter

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

REINVENT TECHNOLOGY PARTNERS Y

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Party	Acquiror Class A Ordinary Shares	Acquiror Class B Ordinary Shares	Acquiror Private Placement Warrants
Reinvent Sponsor Y LLC c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	24,317,500	8,900,000
Reid Hoffman c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	— (1)	— (1)
Mark Pincus c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	— (1)	— (1)
Michael Thompson c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	—	—
David Cohen c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	—	—

(1)    Messrs. Hoffman and Pincus may be deemed to beneficially own securities held by Reinvent Sponsor Y LLC by virtue of their shared control over Reinvent Sponsor Y LLC. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of securities held by Reinvent Sponsor Y LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Sponsor Independent Director	Acquiror Class A Ordinary Shares	Acquiror Class B Ordinary Shares	Acquiror Private Placement Warrants
Katharina Borchert c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	30,000	—
Colleen McCreary c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	30,000	—
Anne-Marie Slaughter c/o Reinvent Technology Partners Y 215 Park Avenue, Floor 11, New York, NY 10003	—	30,000	—

[Schedule II to Sponsor Support Agreement]

Schedule III

Affiliate Agreements

1.	Letter Agreement, dated March 15, 2021 among Acquiror, Reinvent Sponsor Y LLC and each of the other parties thereto
2.	Registration Rights Agreement, dated March 15, 2021, between Acquiror, Reinvent Sponsor Y LLC and certain other security holders named therein
3.	Support Services Agreement, dated March 15, 2021, between Acquiror and Reinvent Capital LLC
4.	Sponsor Warrants Purchase Agreement, dated March 15, 2021, between Acquiror and Reinvent Sponsor Y LLC
5.	Indemnity Agreement, dated December 14, 2020, between Acquiror and Reid Hoffman
6.	Indemnity Agreement, dated December 14, 2020, between Acquiror and Mark Pincus
7.	Indemnity Agreement, dated December 14, 2020, between Acquiror and Michael Thompson
8.	Indemnity Agreement, dated December 14, 2020, between Acquiror and David Cohen
9.	Indemnity Agreement, dated March 15, 2021, between Acquiror and Anne-Marie Slaughter
10.	Indemnity Agreement, dated March 15, 2021, between Acquiror and Colleen McCreary
11.	Indemnity Agreement, dated March 15, 2021, between Acquiror and Katharina Borchert

[Schedule III to Sponsor Support Agreement]